Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

Facsimile: (212) 208-4657

April 1, 2020

The Board of Directors

SG Blocks, Inc.
195 Montague Street, 14th Floor
Brooklyn, New York 11201

Re: Registration Statement on Form S-3 (Registration No. 333-228882)

Ladies and Gentlemen:

We have acted as counsel to SG Blocks, Inc., a Delaware corporation (the “Company”), in connection with the issuance of 440,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”). The Shares are included in a Registration Statement on Form S-3 (File No. 333-228882) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on February 7, 2019, a base prospectus, dated February 7, 2019, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement, dated April 1, 2020, filed with the Commission on April 1, 2020 pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement, dated April 1, 2020, filed with the Commission on April 2, 2020 pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an Underwriting Agreement, dated April 1, 2020, by and between the Company and ThinkEquity, a division of Fordham Financial Management, Inc., as representative of the several underwriters listed therein (the “Underwriting Agreement”).

As counsel to the Company, we have examined the Registration Statement, the Preliminary Prospectus and the Prospectus, and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and Underwriting Agreement, will be legally issued, fully paid and non-assessable.

The Board of Directors

SG Blocks, Inc.

April 1, 2020

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Preliminary Prospectus and the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the issuance and sale of the Shares pursuant to the Underwriting Agreement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP